Investor Relations Contact:

China Sky One Medical	CCG Investor Relations
Yan-qing Liu, CEO	Crocker Coulson, President
Email: ir@cski.com.cn	Tel: +1-646-213-1915
Email: crocker.coulson@ccgir.com
Website: www.ccgirasia.com

Mabel Zhang, Vice President
Tel: +1-310-954-1353
Email: mabel.zhang@ccgir.com

China Sky One Medical Updates Financial Guidance for 2010

— Mr. Stanley Hao resigns as CFO, will continue to serve as Director and Board Secretary —

Harbin, China, September 3, 2010 — China Sky One Medical, Inc. (“China Sky One Medical” or “the Company”) (NASDAQ: CSKI), a leading fully integrated pharmaceutical company in the People’s Republic of China (“PRC”), today announced that its fiscal year 2010 revenue and adjusted net income, excluding the impact of derivative warrant liabilities, are expected to be lower than its previous financial guidance as a result of the termination of several major distributor relationships.

Specifically, the Company has lowered its 2010 revenue guidance from a prior range of $160 million and $164 million to between $128 million and $136 million. The Company also has lowered its 2010 adjusted net income guidance, excluding the impact of derivative warrant liabilities, from between $40 million and $41 million to between $26 million and $31 million.

Management’s reduced guidance reflects the termination of relationships with certain private distributors, who after several rounds of discussions, chose to end their cooperation with the Company after learning that their business information was disclosed in the Company’s public SEC filings and would continue to be disclosed in such documents as required by SEC regulations. This disclosure, these distributors claim, has led to increased scrutiny of their financial performance by government authorities within China. While the Company expects to replace these lost distribution arrangements over time, revenue and net income in the second half of 2010 are expected to be negatively impacted by the disruption in distribution channels. The Company expects to incur higher selling and marketing costs during second half 2010 to develop new distributor relationships.

Separately, the Company announced the resignation of its CFO, Mr. Stanley Hao, due to health considerations, effective September 01, 2010. Mr. Hao will retain his position as Company Director and Board Secretary. Mr. Yu-kun Zhang, the Company’s Principal Financial and Accounting Officer, will continue to oversee the accounting and finance functions, while the Company actively searches for a new CFO.

“We are disappointed with the decision by several of our larger distributors to end their cooperation with China Sky One,” commented Mr. Yan-Qing Liu, Chairman and CEO of China Sky One Medical. “We expect to recoup this lost business over time by building new relationships with reputable provincial and national distributors. In addition, we want to thank Stanley Hao for his contributions as Chief Financial Officer and look forward to his continued contributions in a role that will allow him to address his health issues. We are actively seeking a qualified successor with a strong background in US GAAP accounting and the capital markets to provide effective leadership for our finance team and support China Sky One’s future expansion.”

About China Sky One Medical, Inc.

China Sky One Medical, Inc., a Nevada corporation, is a holding company. The Company engages in the manufacturing, marketing and distribution of pharmaceutical, medicinal and diagnostic products. Through its wholly-owned subsidiaries, Harbin Tian Di Ren Medical Science and Technology Company ("TDR"), Harbin First Bio-Engineering Company Limited ("First"), Heilongjiang Tianlong Pharmaceutical, Inc. ("Tianlong") and Peng Lai Jin Chuang Pharmaceutical Company ("Jin Chuang") the Company manufactures and distributes over-the-counter pharmaceutical products, which make up its major revenue source. For more information, visit http://www.cski.com.cn.

Safe Harbor Statement

Certain of the statements made in the press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the use of forward- looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology. Such statements typically involve risks and uncertainties and may include financial projections or information regarding the Company’s termination with above mentioned ex-customers and update of financial guidance for 2010, as well as Mr. Stanley Hao’s resignation as the Company’s CFO. Actual results could differ materially from the expectations reflected in such forward-looking statements as a result of a variety of factors, including the risks associated with the effect of changing economic conditions in The People's Republic of China, variations in cash flow, reliance on collaborative retail partners and on new product development, variations in new product development, risks associated with rapid technological change, and the potential of introduced or undetected flaws and defects in products, and other risk factors detailed in reports filed with the Securities and Exchange Commission from time to time.

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